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Exhibit 3.3

                        CERTIFICATE OF DESIGNATION

                                    OF

           8.00% SERIES E CUMULATIVE REDEEMABLE PREFERRED UNITS

                                    OF

                        SIMON PROPERTY GROUP, L.P.


          WHEREAS, Simon Property Group, Inc. (the "Corporation") has issued 1,000,000 shares of 8.00% Series E Cumulative Redeemable Preferred Stock (the "Series E Cumulative Redeemable Preferred Stock"); and

          WHEREAS, in accordance with the terms of the Partnership Agreement (the "Partnership Agreement") of Simon Property Group, L.P. (the "Operating Partnership"), the Corporation has made a contribution of assets to the Operating Partnership in exchange for preferred units having substantially the same economic rights and terms of the Series E Cumulative Redeemable Preferred Stock.

          NOW THEREFORE, the managing general partner of the Operating Partnership (in such capacity, the "Managing General Partner"), has designated a series of preferred units and has fixed the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such preferred units, as follows:

          SECTION 1. Designation and Number. The units of such series shall be designated "8.00% Series E Cumulative Redeemable Preferred Units" (the "Series E Cumulative Redeemable Preferred Units"). The authorized number of Series E Cumulative Redeemable Preferred Units shall be 1,000,000. Each share of Series E Cumulative Redeemable Preferred Stock, as it relates to a single Series E Cumulative Redeemable Preferred Unit, shall be deemed the "Related Issue" hereunder.

          SECTION 2. Distributions. The holders of Series E Cumulative Redeemable Preferred Units, in preference to the holders of Partnership Units of the Operating Partnership (the "Common Units"), any other series of Preferred Units ranking junior to the Series E Cumulative Redeemable Preferred Units either as to distributions or upon liquidation, dissolution or winding-up ("Junior Preferred Units") or any other class or series of units of the Operating Partnership ranking junior to the Series E Cumulative Redeemable Preferred Units either as to distributions or upon liquidation, dissolution or winding-up ("Other Junior Units"), shall be entitled to receive an amount equal to the aggregate dividends payable on the Related Issue at the times such dividends are paid. For this purpose, the aggregate dividends payable on the Related Issue shall be determined by assuming that adequate cash and earnings are available to the Corporation for the payment of any dividends required to be paid with respect to the Related Issue. The Series E Cumulative Redeemable Preferred Units shall, with respect to allocations and distributions pursuant to Article VI of the Partnership Agreement, rank (A) junior to any other series of Preferred Units hereafter duly established, the terms of which shall specifically provide that such series shall rank prior to the Series E Cumulative Redeemable Preferred Units as to distributions and redemption rights, (B) pari passu with any series of Preferred Units hereafter duly established, the terms of which shall specifically provide that such series shall rank pari passu with the Series E Cumulative Redeemable Preferred Units as to distributions and redemption rights and (C) prior to the Common Units, Junior Preferred Units and any Other Junior Units.

          SECTION 3. Status of Redeemed Series E Cumulative Redeemable Preferred Units. Upon any redemption, repurchase or other acquisition by the Operating Partnership of Series E Cumulative Redeemable Preferred Units, the Series E Cumulative Redeemable Preferred Units so converted, redeemed, repurchased or acquired shall be retired and canceled.

          SECTION 4. Redemption. Upon the redemption of any shares of the Related Issue, the Operating Partnership shall redeem an equal number of Series E Cumulative Redeemable Preferred Units for a redemption price per unit equal to the redemption price per share of the Related Issue, exclusive of any accrued unpaid dividends.